Newmark Group, Inc. Reports Third Quarter 2021 Financial Results
•Highest Quarterly Revenues in the Company's History
•Record Third Quarter Earnings
•Increased 2021 Outlook
•Repurchased 6.3 Million shares/units in the Quarter and 27.2 Million Since Year-End 2020
NEW YORK - November 5, 2021 - Newmark Group, Inc. (NASDAQ: NMRK) ("Newmark" or "the Company"), a leading full-service commercial real estate business, today reported its financial results for the quarter ended September 30, 2021.

Barry M. Gosin, Chief Executive Officer of Newmark, commented:
“We continued our rapid growth, producing record quarterly revenues and our best-ever third quarter earnings. Virtually all of the Company's growth was organic, as we benefited from our investments across life science, industrial, multifamily, commercial mortgage brokerage, and management services. Our world class professionals and collaborative culture have created a platform that continues to win market share across asset classes and service lines. As a result of our record third quarter earnings and strong fourth quarter pipeline, we have raised our guidance for full year 2021. We now expect to outpace 2020 and 2019 revenues by approximately 43% and 23%, respectively.
Newmark is in a very strong financial position and has no net debt. We anticipate using our significant liquidity and cash flow generation for organic growth, and to pursue acquisitions, professionals, and opportunities globally as we drive towards our goal of $900 million in Adjusted EBITDA by 2025. We also expect to return cash to our common stockholders over time by repurchasing shares and paying dividends, all while maintaining investment grade credit metrics. We look forward to providing more details on our 2025 goals during our December 7, 2021 investor and analyst event."

SELECT RESULTS COMPARED TO THE YEAR-EARLIER PERIOD1

Highlights of Consolidated Results (USD millions, except per share data)	3Q21	3Q20	Change	YTD 21	YTD 20	Change
Revenues	$788.1	$435.9	80.8%	$1,922.0	$1,303.6	47.4%
GAAP income before income taxes and noncontrolling interests	217.1	132.8	63.5%	999.6	152.6	555.2%
GAAP net income (loss) for fully diluted shares	128.5	103.6	24.1%	595.2	110.4	439.0%
Adjusted Earnings before noncontrolling interests and taxes ("Pre-tax Adjusted Earnings")	160.6	37.6	327.6%	327.8	98.9	231.4%
Post-tax Adjusted Earnings to fully diluted shareholders ("Post-tax Adjusted Earnings")	129.2	31.9	304.5%	266.5	83.5	219.1%
Adjusted EBITDA ("AEBITDA")	174.5	53.0	229.3%	372.1	145.1	156.5%
GAAP net income per fully diluted share	$0.63	$0.39	61.5%	$3.06	$0.41	646.3%
Post-tax Adjusted Earnings per share ("Adjusted EPS")	$0.50	$0.12	316.7%	$1.00	$0.32	212.5%
THIRD QUARTER 2021 HIGHLIGHTS COMPARED TO A YEAR EARLIER, UNLESS OTHERWISE STATED
•Increased quarterly revenues by 80.8% to a record $788.1 million.
•Grew capital markets revenues by 203.9% to an all-time quarterly best of $252.1 million.
•Largest-ever quarterly combined volumes from capital markets and origination, up 173.9% to $34.8 billion.
•Increased revenues from leasing and other commissions by 101.4% to a third quarter record of $231.5 million.
•Improved recurring and/or predictable revenues from management services, servicing fees, and other by 66.5%, to an all-time quarterly high of $244.5 million.
•Increased GAAP pre-tax income by 63.5% to $217.1 million and Adjusted EBITDA by 229.3% to $174.5 million, both figures being third quarter records.
•Improved GAAP net income per fully diluted share by 61.5% to $0.63 and post-tax Adjusted Earnings per share by 316.7% to $0.50.
1 U.S. Generally Accepted Accounting Principles is referred to as “GAAP”. The revenues shown above are only under GAAP. Terms such as “GAAP income before income taxes and noncontrolling interests” and "GAAP net income (loss) for fully diluted shares" may be used interchangeably with terms such as “GAAP pre-tax earnings” and “GAAP post-tax earnings”. See the sections of this document including “Non-GAAP Financial Measures”, “Adjusted Earnings Defined”, “Reconciliation of GAAP Net Income Available to Common Stockholders to Adjusted Earnings Before Noncontrolling Interests and Taxes and GAAP Fully Diluted EPS to Post-Tax Adjusted EPS”, “Fully diluted weighted-average share count for GAAP and Adjusted Earnings”, “Adjusted EBITDA Defined”, and “Reconciliation of GAAP Net Income (Loss) Available to Common Stockholders to Adjusted EBITDA”, including any footnotes to these sections, for the complete and/or updated definitions of these non-GAAP terms and how, when and why management uses them, the differences between results under GAAP and non-GAAP for the periods discussed herein. Year-over-year decreases in losses may be shown as positive changes in the financial tables.

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•Repurchased 6.3 million shares or units in the third quarter of 2021 and 27.2 million in the first nine months of the year.2
•Accelerated its global strategy by acquiring Deskeo, a European leader in flexible and serviced office space, and announced the addition of industry-leading international professionals in Global Corporate Services and Capital Markets.
DISCUSSION OF FINANCIAL RESULTS
As previously announced, Newmark now reports Adjusted Earnings and Adjusted EBITDA using a methodology that excludes the Impact of Nasdaq3 and the 2021 Equity Event. Unless otherwise stated, all non-GAAP figures are shown using the new presentation and all financial results and volume figures compare the third quarter of 2021 with the year-earlier period.
ONLINE AVAILABILITY OF INVESTOR PRESENTATION AND ADDITIONAL FINANCIAL TABLES
Newmark's quarterly supplemental Excel tables show various non-GAAP measures both including and excluding the Impact of Nasdaq and the 2021 Equity Event for all periods from 2017 through the third quarter of 2021. The Excel tables and the Company’s quarterly financial results presentation are available for download at ir.nmrk.com. These materials include other useful information that may not be contained herein.
DIVIDEND INFORMATION
On November 4, 2021, the Board of Directors declared a qualified quarterly dividend of 0.01 per share payable on December 10, 2021 to Class A and Class B common stockholders of record as of November 19, 2021. The ex-dividend date will be November 18, 2021.
REVENUE DETAIL4

Consolidated Revenues (USD millions)	3Q21	3Q20	Change	YTD 21	YTD 20	Change
Leasing and other commissions	$231.5	$114.9	101.4%	$563.3	$375.5	50.0%
Capital markets	252.1	83.0	203.9%	558.3	263.8	111.6%
Gains from mortgage banking activities/origination, net	60.0	91.2	(34.2)%	148.7	210.7	(29.4)%
Management services, servicing fees, and other	244.5	146.8	66.5%	651.7	453.6	43.7%
Total revenues	788.1	435.9	80.8%	1,922.0	1,303.6	47.4%
Newmark's total revenue growth of 80.8% reflected the Company's ongoing market share gains and the continued recovery of the U.S. economy. Total revenues benefited from much stronger demand across all major property types. In particular, multifamily investment sales and debt, office led by life science, and industrial.
Newmark’s investment sales volumes were up 207.8% to a quarterly record of $22.9 billion, outperforming U.S. investment sales volumes, and the Company's 2019 levels by 76.3%. On the strength of Newmark's multifamily platform, the Company generated record quarterly debt placement and originations of $11.9 billion, up 125.8%, also outpacing the industry.5 Newmark's combined multifamily debt volumes across origination and mortgage brokerage were up by 78.2.% to $7.2 billion, as the Company continued its market leading growth and helped clients navigate reduced GSE lending caps. Gains from mortgage banking activities/origination, net, were down by 34.2%, primarily due to lower non-cash OMSR revenues.6
Revenues from management services, servicing fees, and other increased by 66.5%, as the Company continued to invest in these recurring/predictable businesses. This growth was led by strong improvements from Global Corporate Services, Valuation & Advisory, and Servicing Fees, as well as the Knotel acquisition.
2 The 27.2 million figure related to the Impact of the 2021 Equity Event and ordinary course share/unit repurchases or redemptions. For the definition of the "Impact the 2021 Equity Event", see the section of this document called "Excluded Compensation-Related Items with Respect to the 2021 Equity Event under Adjusted Earnings and Adjusted EBITDA (Beginning in Third Quarter 2021, as Updated)" under “Non-GAAP Financial Measures”. For additional details on how the 2021 Equity Event impacted share count, see the section of the Company's second quarter 2021 financial results press release titled "Additional Details About the Impact of Nasdaq and the 2021 Equity Event" and the related SEC filing on Form 8-K, as well as any subsequent disclosures in filings on Forms 10-Q and/or 10-K.
3 For the updated definition of the "Impact of Nasdaq", see the section of this document called "Calculation of Other (income) losses for Adjusted Earnings and Adjusted EBITDA (Beginning in Third Quarter 2021, as Updated)" under “Non-GAAP Financial Measures”.
4 The Company’s total revenues include revenues related to originated mortgage servicing rights (“OMSRs”) and pass-through management services revenues (which equal their related expenses). Newmark may refer to these two items together as “non-fee revenue”, and the remainder of its top line as "fee revenues". In the third quarters of 2021 and 2020, total fee revenues were $633.3 million and $314.8 million, respectively, while non-fee revenues were $154.9 million and $121.1 million. Details on current and historical amounts for fee and non-fee revenues are available in the Company's supplemental Excel tables. Additionally, investment sales, mortgage brokerage, and GSE/FHA multifamily lending revenues are contained in two separate line items: (1) Capital markets (which consists of investment sales and non-originated mortgage brokerage); and (2) Gains from mortgage banking activities/origination, net (which the Company may also refer to as "GSE/FHA origination" or “agency lending”).
5 Newmark’s investment sales figures include investment sales and equity advisory transactions, while mortgage brokerage figures include the Company’s non-originated debt placement transactions, all measured in notional terms. The Company calculates its notional origination volumes based on when loans are rate locked, which is consistent with how revenues are recorded for "Gains from mortgage banking activities/origination, net”. The Company’s mix of originations, and therefore revenues, can vary depending on the size of loans, as well by the categories of loans with respect to the FHA, Freddie Mac, and different Fannie Mae structures. The notional volumes reported by the GSEs are based on when loans are sold and/or securitized, and typically lag those reported by Newmark or estimates from the Mortgage Bankers’ Association ("MBA") by 30 to 45 days. Newmark calculates its GSE market share based on delivery for enhanced comparability. Overall industry investment sales market share and volume data are preliminary and from Real Capital Analytics (“RCA”) and Newmark Research, while any GSE data is from Fannie Mae, Freddie Mac, and Newmark Research. U.S. industry debt volumes are based on the MBA commercial/multifamily origination index.
6 Consisting of a $3.9 million or 12.8% decline in origination fees, and a $27.8 million or 44.8% decrease in non-fee OMSR revenues.

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CONSOLIDATED EXPENSES7

Consolidated Expenses (USD millions)	3Q21	3Q20	Change	YTD 21	YTD 20	Change
Compensation and employee benefits under GAAP	$444.4	$253.9	75.0%	$1,274.9	$784.7	62.5%
Equity-based compensation and allocations of net income to limited partnership units and FPUs	34.0	50.8	(33.1)%	315.7	74.5	323.6%
Non-compensation expenses under GAAP	186.9	97.5	91.7%	493.0	336.8	46.4%
Total expenses under GAAP	665.3	402.2	65.4%	2,083.7	1,196.1	74.2%
Compensation and employee benefits for Adjusted Earnings	427.9	248.8	72.0%	1,067.7	777.1	37.4%
Non-compensation expenses for Adjusted Earnings	158.9	71.7	121.5%	413.7	255.3	62.0%
Total expenses for Adjusted Earnings	586.9	320.5	83.1%	1,481.4	1,032.5	43.5%
Newmark's third quarter of 2021 total expenses increased due to $156.7 million of variable compensation related to growth in commission-based revenues, $61.1 million dollars of higher pass-through expenses, and support and operational expenses, which were up 36.4% due to increased business activity.8
OTHER INCOME

Other Income (USD millions)	3Q21	3Q20	Change	YTD 21	YTD 20	Change
Nasdaq Impact	$74.9	$116.1	(35.5)%	$1,157.0	$112.7	926.6%
Mark-to-market gains (losses) on non-marketable investments, net	—	—	N/A	2.5	(26.8)	NMF
Other items, net	27.8	(7.5)	NMF	27.8	(12.1)	NMF
Other income, net under GAAP	102.7	108.6	(5.4)%	1,187.3	73.7	1,511.0%
Exclude:
Nasdaq Impact	(73.4)	(116.1)	(36.8)%	(1,155.5)	(112.6)	926.2%
Mark-to-market gains on non-marketable investments, net	—	—	N/A	(2.5)	26.8	NMF
Other items, net	(27.8)	—	N/A	(27.8)	0.9	NMF
Other income (loss), net for Pre-tax Adjusted Earnings and Adjusted EBITDA	1.5	(7.5)	NMF	1.5	(11.2)	NMF
Newmark's third quarter of 2021 other income, net under GAAP included realized and unrealized gains related to the appreciation of Nasdaq shares and a non-cash gain related to the acquisition of Deskeo.
TAXES AND NONCONTROLLING INTEREST

Taxes (USD millions)	3Q21	3Q20	Change	YTD 21	YTD 20	Change
GAAP provision for income taxes	$53.8	$33.3	61.7%	$206.6	$38.2	441.4%
Provision for income taxes for Adjusted Earnings	30.5	5.6	440.9%	59.0	14.8	299.2%
Net income attributable to noncontrolling interests for GAAP	34.7	24.2	43.6%	191.6	30.6	527.0%
Net income attributable to noncontrolling interests for Adjusted Earnings	1.0	0.0	NMF	2.4	0.7	259.1%
Taxes and net income attributable to noncontrolling interests generally move in tandem with the Company's earnings.
CONSOLIDATED SHARE COUNT9

Consolidated Share Count (shares in millions)	3Q21	3Q20	YoY Change	YTD 21	YTD 20	YoY Change
Fully diluted weighted-average share count under GAAP	205.3	267.0	(23.1)%	194.3	265.1	(26.7)%
Fully diluted weighted-average share count for Adjusted Earnings	257.8	266.8	(3.4)%	267.3	265.1	0.8%
Fully diluted period-end share count	252.9	263.9	(4.2)%	252.9	263.9	(4.2)%
Inclusive of both repurchases and the 2021 Equity Event, Newmark lowered its fully diluted share count by a gross total of 27.2 million between year-end 2020 and September 30, 2021 at an average price of $12.69 per share or unit. These reductions were partially offset by issuance related to ordinary equity-based compensation. In addition, Newmark's fully diluted share count
7 Please see “Non-GAAP Financial Measures” for information on how non-cash GAAP gains attributable to OMSRs and GAAP amortization of mortgage servicing rights (“MSRs”) effect non-GAAP results.
8 GAAP compensation expenses for the nine months ended September 2021 included charges related to the 2021 Equity Event, which did not impact prior periods.
9 "Spot” may be used interchangeably with the end-of-period share count. Newmark's fully diluted period-end share count for Adjusted Earnings as of September 30, 2021 included 190.7 million of Class A common shareholders, 21.3 million of Class B common shareholders, (16.3) million of treasury stock, 51.4 million of limited partnership units and 5.9 million of other share equivalents. Newmark's fully diluted period-end share count for Adjusted Earnings as of September 30, 2020 included 163.2 million of Class A common shareholders, 21.3 million of Class B common shareholders, (4.6) million of treasury stock, 83.7 million of limited partnership units and 0.2 million of other share equivalents In addition, the fully diluted weighted-average share count under GAAP may differ from the fully diluted weighted-average share count for Adjusted Earnings in order to avoid anti-dilution in certain periods. This also impacts GAAP net income for fully diluted shares.

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moves in tandem with its stock price over a given period, all else equal, due to the treatment of RSUs under the treasury stock method. Therefore, the approximately 96% increase in the Company's stock price during the first nine months of 2021 drove the 6.2 million RSU-related increase in its fully diluted share count over the period.
2021 share and unit repurchases and/or redemptions are summarized below.

Fully Diluted Share Count Reduction	3Q21	YTD 21
Share and/or units repurchased or redeemed (in millions)	6.3	27.2
Average price per share/unit	$13.44	$12.69
As of September 30, 2021, Newmark had $315.9 million remaining in its $400 million share and unit repurchase authorization, which is separate from the 2021 Equity Event.

SELECT BALANCE SHEET DATA10

Select Balance Sheet Data (USD millions)	September 30, 2021	December 31, 2020
Cash and cash equivalents	$170.8	$191.4
Liquidity	566.9	191.5
Long-term debt	544.6	680.4
Total Equity	1,646.6	941.2
Newmark had no net debt as of September 30, 2021. The significant improvement in its balance sheet metrics reflected the Impact of Nasdaq and cash generated by the business, partially offset by $484.4 million of cash used with respect to the 2021 Equity Event (of which $203.5 million related to a 16.3 million reduction in fully diluted shares); the ordinary course repurchase or redemption of 11.0 million shares and/or units for $142.3 million; the repayment of the remaining $140.0 million outstanding on Newmark's revolving credit facility; $100.3 million of cash used for acquisitions; and ordinary movements in working capital. Newmark's strong financial position, continued cash flow generation, and our 465-million-dollar undrawn credit facility provide us with ample means to invest in growth, return capital to shareholders, and maintain our investment-grade credit metrics.
OUTLOOK FOR 2021

Metric (USD in millions, except tax rate)	Updated Guidance	Year Earlier Actual	% Change YoY	Previous Guidance
4Q21 revenues	$778 - $828	$601.4	29%-38%	NA
4Q21 Adjusted EBITDA	$165 - $185	$107.9	53%-72%	NA
FY21 revenues	$2,700 - $2,750	$1,905.0	42%-44%	26%-31%
FY21 Adjusted EBITDA	$537 - $557	$252.9	113%-120%	64%-84%
The Company's guidance still assumes that the Knotel acquisition will be $0.03 to $0.05 dilutive to 2021 Adjusted Earnings per share, and breakeven in 2022. Additionally, Newmark's guidance excludes the potential impact of any material future acquisitions or a significant number of new hires. This outlook is also subject to change based on various macroeconomic, social, political, and other factors, including the COVID-19 pandemic.
CONFERENCE CALL AND INVESTOR PRESENTATION
Newmark will host a conference call at 10:00 a.m. ET today to discuss these results. A webcast of the call, along with an investor presentation summarizing the Company's Non-GAAP results, is expected to be accessible via the following site: ir.nmrk.com. A webcast replay of the conference call is expected to be accessible at the same website within 24 hours of the live call and will be available for 365 days following the call.
The Company highly recommends that investors use the webcast to access the call to avoid experiencing extended wait times via the dial-in phone numbers. Participants who cannot access the webcast are strongly encouraged to pre-register to gain immediate access to the call and bypass the live operator. Pre-registration may be completed at any time by accessing the pre-registration link on Newmark's Investor Relations website, ir.nmrk.com, or by navigating to:
https://www.incommglobalevents.com/registration/q4inc/8759/newmark-group-inc-reports-third-quarter-2021-financial-results/
10 “Total equity” in this table is the sum of “redeemable partnership interests,” “noncontrolling interests” and “total stockholders' equity”. “Long-term debt” in this table excludes “Warehouse facilities collateralized by U.S. Government Sponsored Enterprises”. Newmark uses its warehouse lines and repurchase agreements for short-term funding of mortgage loans originated under its GSE and FHA lending programs, and such amounts are generally offset by “Loans held for sale, at fair value” on the balance sheet. These loans are typically sold within 45 days. Loans made using Newmark’s warehouse lines are recourse to Berkeley Point Capital LLC, but non-recourse to Newmark Group. “Liquidity”, when shown, excludes marketable securities that have been financed. See the section titled “Liquidity Defined” and the related reconciliation tables later in this document. "Net debt", when used, is defined as total debt, net of cash or, if applicable, total liquidity.

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Participants who have not pre-registered may join the call using the following information:
LIVE CONFERENCE CALL DETAILS

Date – Start Time:	11/5/2021 at 10:00 a.m. ET
U.S. Toll Free:	1-844-200-6205
All Other Locations:	1-929-526-1599
Passcode:	769008
REPLAY

Expected Available From – To:	11/5/2021 at 1:00 p.m. ET – 11/12/2021 at 11:59 p.m. ET
U.S. Toll Free:	1-866-813-9403
UK Local:	0204-525-0658
All Other Locations:	44-204-525-0658
Passcode:	993807
(Note: If clicking on any of the above links does not open up a new web page, you may need to cut and paste the above URLs into your browser's address bar.)
OTHER USEFUL INFORMATION
Newmark adopted the new Current Expected Credit Loss ("CECL") accounting standard on January 1, 2020. As of September 30, 2021, the Company had $45.3 million in credit reserves, of which $24.4 million related to Newmark's Fannie Mae multifamily mortgage servicing portfolio.
Throughout this document, certain reclassifications may have been made to previously reported amounts to conform to the current presentation and to show results on a consistent basis across periods. Unless otherwise stated, any such changes would have had no impact on consolidated revenues or earnings under GAAP or for Adjusted Earnings, all else being equal. Certain numbers in the tables or elsewhere throughout this document may not sum due to rounding. Rounding may have also impacted the presentation of certain year-on-year percentage changes.
ADDITIONAL INFORMATION ABOUT COVID-19
The commercial real estate services industry and certain of Newmark's businesses were adversely impacted by the COVID-19 pandemic in 2020. For additional disclosures about the impact of the pandemic, please refer to the "Impact of COVID-19 on the Company's Results" section in the most recent and any future updates to Form 10-K or Form 10-Q. The Company's clients and investors can find more detailed and useful information on the impact of COVID-19 and insights into how to best operate in the current environment at the following website: "COVID-19 Perspectives" - www.nmrk.com/covid-19.

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NEWMARK GROUP, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)
	September 30,	December 31,
	2021	2020
Assets
Current Assets:
Cash and cash equivalents	$170,752	$191,448
Restricted cash	74,453	66,951
Marketable securities	536,154	33,283
Loans held for sale, at fair value	1,200,192	1,086,805
Receivables, net	514,392	376,795
Other current assets	115,228	63,790
Total current assets	2,611,171	1,819,072
Goodwill	651,695	560,332
Mortgage servicing rights, net	533,923	494,729
Loans, forgivable loans and other receivables from employees and partners, net	449,746	454,270
Right-of-use assets	642,825	190,469
Fixed assets, net	133,569	96,367
Other intangible assets, net	71,825	44,289
Other assets	238,411	322,922
Total assets	$5,333,165	$3,982,450

Liabilities and Equity:
Current Liabilities:
Warehouse facilities collateralized by U.S. Government Sponsored Enterprises	$1,184,329	$1,061,202
Accrued compensation	393,631	279,872
Accounts payable, accrued expenses and other liabilities	579,966	326,548
Securities loaned	140,000	33,278
Payables to related parties	7,347	4,392
Total current liabilities	2,305,273	1,705,292
Long-term debt	544,615	680,385
Right-of-use liabilities	618,149	218,629
Other long-term liabilities	218,516	436,952
Total liabilities	$3,686,553	$3,041,258

Equity:
Total equity (1)	1,646,612	941,192
Total liabilities and equity	$5,333,165	$3,982,450

(1) Includes "redeemable partnership interests," "noncontrolling interests" and "total stockholders' equity."

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NEWMARK GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
Revenues:	2021	2020	2021	2020
Commissions	$483,627	$197,903	$1,121,565	$639,303
Gains from mortgage banking activities/origination, net	60,030	91,192	148,683	210,686
Management services, servicing fees and other	244,469	146,829	651,729	453,583
Total revenues	788,126	435,924	1,921,977	1,303,572

Expenses:
Compensation and employee benefits	444,408	253,908	1,274,879	784,684
Equity-based compensation and allocations of net income to limited partnership units and FPUs	33,963	50,769	315,743	74,544
Total compensation and employee benefits	478,371	304,677	1,590,622	859,228
Operating, administrative and other	152,363	61,790	394,546	215,083
Fees to related parties	5,664	6,109	17,696	17,126
Depreciation and amortization	28,883	29,627	80,804	104,613
Total non-compensation expenses	186,910	97,526	493,046	336,822
Total operating expenses	665,281	402,203	2,083,668	1,196,050

Other income, net:
Other income, net	102,720	108,608	1,187,322	73,657
Total other income, net	102,720	108,608	1,187,322	73,657

Income from operations	225,565	142,328	1,025,631	181,179
Interest expense, net	(8,498)	(9,531)	(26,034)	(28,617)
Income before income taxes and noncontrolling interests	217,067	132,797	999,597	152,562
Provision for income taxes	53,811	33,272	206,572	38,158
Consolidated net income	163,256	99,525	793,025	114,404

Less: Net income attributable to noncontrolling interests	34,707	24,176	191,627	30,563

Net income available to common stockholders	$128,549	$75,349	$601,398	$83,841

Per share data:
Basic earnings per share
Net income available to common stockholders (1)	$128,549	$72,101	$595,198	$75,703
Basic earnings per share	$0.64	$0.40	$3.14	$0.42
Basic weighted-average shares of common stock outstanding	199,413	179,501	189,317	178,527

Fully diluted earnings per share
Net income for fully diluted shares (1)	$128,549	$103,623	$595,198	$110,422
Fully diluted earnings per share	$0.63	$0.39	$3.06	$0.41
Fully diluted weighted-average shares of common stock outstanding	205,281	266,973	194,320	265,104

Dividends declared per share of common stock	$0.01	$0.01	$0.03	$0.12
Dividends paid per share of common stock	$0.01	$0.01	$0.03	$0.12

(1) Includes a reduction for dividends on preferred stock or exchangeable preferred partnership units of $0.0 million and $6.2 million for the three months and nine months ended September 30, 2021, respectively, and $3.2 million and $8.1 million for the three and nine months ended September 30, 2020, respectively. (see Note 1 - and Basis of Presentation" in the Company's most recently filed Form 10-Q or Form 10-K.)

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NEWMARK GROUP INC.
SUMMARIZED CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(In thousands)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Net cash provided by (used in) operating activities	$(1,111,699)	$(385,955)	$(326,557)	$(1,341,049)
Net cash (used in) provided by investing activities	438,208	(4,058)	423,988	12,506
Net cash (used in) provided by financing activities	681,049	359,537	(110,625)	1,443,334
Net (decrease) increase in cash and cash equivalents and restricted cash	7,558	(30,476)	(13,194)	114,791
Cash and cash equivalents and restricted cash at beginning of period	237,647	367,138	258,399	221,872
Cash and cash equivalents and restricted cash at end of period	$245,205	$336,662	$245,205	$336,663

Net cash provided by (used in) operating activities excluding loan originations and sales (1)	$(327,498)	$62,351	$(213,170)	$(18,604)

(1) Reflects $484.4 million of cash used with respect to the 2021 Equity Event. Of this amount, $203.4 million related to the 16.3 million reduction in fully diluted shares, and $280.9 million related to amounts paid on behalf of, or to partners for withholding taxes related to unit exchanges and/or redemptions, cash paid for redemption of HDUs, and other items. But for these uses of cash, net cash provided by operating activities excluding loan originations and sales would have been $156.9 million and $271.2 million, respectively, in the three and nine months ended September 30, 2021.

Net cash provided by operating activities excluding loan originations and sales also reflects payments for new hires and producers in the amount of $0.9 million and $11.9 million for the three and nine months ended September 30, 2021, respectively and $6.5 million and $69.0 million for the three and nine months ended September 30, 2020, respectively.

The Condensed Consolidated Statements of Cash Flows are presented in summarized form. For complete Unaudited Condensed Consolidated Statements of Cash Flows, please refer to Newmark's Quarterly Report on Form 10-Q for the three and nine months ended September 30, 2021, to be filed with the Securities and Exchange Commission in the near future.

.

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NON-GAAP FINANCIAL MEASURES
This document contains non-GAAP financial measures that differ from the most directly comparable measures calculated and presented in accordance with Generally Accepted Accounting Principles in the United States ("GAAP"). Non-GAAP financial measures used by the Company include "Adjusted Earnings before noncontrolling interests and taxes", which is used interchangeably with "pre-tax Adjusted Earnings"; "Post-tax Adjusted Earnings to fully diluted shareholders", which is used interchangeably with "post-tax Adjusted Earnings"; "Adjusted EBITDA"; and "Liquidity". The definitions of these terms are below.
ADJUSTED EARNINGS DEFINED
Newmark uses non-GAAP financial measures, including “Adjusted Earnings before noncontrolling interests and taxes” and “Post-tax Adjusted Earnings to fully diluted shareholders”, which are supplemental measures of operating results used by management to evaluate the financial performance of the Company and its consolidated subsidiaries. Newmark believes that Adjusted Earnings best reflect the operating earnings generated by the Company on a consolidated basis and are the earnings which management considers when managing its business.
As compared with “Income (loss) before income taxes and noncontrolling interests” and “Net income (loss) for fully diluted shares”, both prepared in accordance with GAAP, Adjusted Earnings calculations primarily exclude certain non-cash items and other expenses that generally do not involve the receipt or outlay of cash by the Company and/or which do not dilute existing stockholders. In addition, Adjusted Earnings calculations exclude certain gains and charges that management believes do not best reflect the ordinary results of Newmark. Adjusted Earnings is calculated by taking the most comparable GAAP measures and making adjustments for certain items with respect to compensation expenses, non-compensation expenses, and other income, as discussed below.
CALCULATIONS OF COMPENSATION ADJUSTMENTS FOR ADJUSTED EARNINGS AND ADJUSTED EBITDA
Treatment of Equity-Based Compensation under Adjusted Earnings and Adjusted EBITDA
The Company’s Adjusted Earnings and Adjusted EBITDA measures exclude all GAAP charges included in the line item “Equity-based compensation and allocations of net income to limited partnership units and FPUs” (or “equity-based compensation” for purposes of defining the Company’s non-GAAP results) as recorded on the Company’s GAAP Consolidated Statements of Operations and GAAP Consolidated Statements of Cash Flows. These GAAP equity-based compensation charges reflect the following items:
•Charges with respect to grants of exchangeability, which reflect the right of holders of limited partnership units with no capital accounts, such as LPUs and PSUs, to exchange these units into shares of common stock, or into partnership units with capital accounts, such as HDUs, as well as cash paid with respect to taxes withheld or expected to be owed by the unit holder upon such exchange. The withholding taxes related to the exchange of certain non-exchangeable units without a capital account into either common shares or units with a capital account may be funded by the redemption of preferred units such as PPSUs.
•Charges with respect to preferred units. Any preferred units would not be included in the Company’s fully diluted share count because they cannot be made exchangeable into shares of common stock and are entitled only to a fixed distribution. Preferred units are granted in connection with the grant of certain limited partnership units that may be granted exchangeability or redeemed in connection with the grant of shares of common stock at ratios designed to cover any withholding taxes expected to be paid. This is an acceptable alternative to the common practice among public companies of issuing the gross amount of shares to employees, subject to cashless withholding of shares, to pay applicable withholding taxes.
•GAAP equity-based compensation charges with respect to the grant of an offsetting amount of common stock or partnership units with capital accounts in connection with the redemption of non-exchangeable units, including PSUs and LPUs.
•Charges related to amortization of RSUs and limited partnership units.
•Charges related to grants of equity awards, including common stock or partnership units with capital accounts.
•Allocations of net income to limited partnership units and FPUs. Such allocations represent the pro-rata portion of post-tax GAAP earnings available to such unit holders.
The amount of certain quarterly equity-based compensation charges is based upon the Company’s estimate of such expected charges during the annual period, as described further below under “Methodology for Calculating Adjusted Earnings Taxes”.
Virtually all of Newmark’s key executives and producers have equity or partnership stakes in the Company and its subsidiaries and generally receive deferred equity or limited partnership units as part of their compensation. A significant percentage of Newmark’s fully diluted shares are owned by its executives, partners, and employees. The Company issues limited partnership units as well as other forms of equity-based compensation, including grants of exchangeability into shares of common stock, to provide liquidity to its employees, to align the interests of its employees and management with those of common stockholders, to help motivate and retain key employees, and to encourage a collaborative culture that drives cross-selling and growth.
All share equivalents that are part of the Company’s equity-based compensation program, including REUs, PSUs, LPUs, certain HDUs, and other units that may be made exchangeable into common stock, as well as RSUs (which are recorded using the treasury stock method), are included in the fully diluted share count when issued or at the beginning of the subsequent quarter

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after the date of grant. Generally, limited partnership units other than preferred units are expected to be paid a pro-rata distribution based on Newmark’s calculation of Adjusted Earnings per fully diluted share.
Certain Other Compensation-Related Items under Adjusted Earnings and Adjusted EBITDA
Newmark also excludes various other GAAP items that management views as not reflective of the Company’s underlying performance for the given period from its calculation of Adjusted Earnings and Adjusted EBITDA. These may include compensation-related items with respect to cost-saving initiatives, such as severance charges incurred in connection with headcount reductions as part of broad restructuring and/or cost savings plans.
The Company also excludes compensation charges related to non-cash GAAP gains attributable to originated mortgage servicing rights (which Newmark refers to as “OMSRs”) because these gains are also excluded from Adjusted Earnings and Adjusted EBITDA.
Excluded Compensation-Related Items with Respect to the 2021 Equity Event under Adjusted Earnings and Adjusted EBITDA (Beginning in Third Quarter 2021, as Updated)
Newmark does not view the GAAP compensation charges related to 2021 Equity Event that were not equity-based compensation as being reflective of its ongoing operations (the "Impact of the 2021 Equity Event"). These consisted of charges relating to cash paid to independent contractors for their withholding taxes and the cash redemption of HDUs. These were recorded as expenses based on Newmark's previous non-GAAP results, but were excluded in the recast non-GAAP results beginning in the third quarter of 2021 for the following reasons:
•But for the 2021 Equity Event, the items comprising such charges would have otherwise been settled in shares and been recorded as equity-based compensation in future periods, as is the Company's normal practice. Had this occurred, such amounts would have been excluded from Adjusted Earnings and Adjusted EBITDA, and would also have resulted in higher fully diluted share counts, all else equal.
•Newmark views the fully diluted share count reduction related to the 2021 Equity Event to be economically similar to the common practice among public companies of issuing the net amount of common shares to employees for their vested stock-based compensation, selling a portion of the gross shares pay applicable withholding taxes, and separately making open market repurchases of common shares.
•There was nothing comparable to the 2021 Equity Event in 2020 and nothing similar is currently contemplated after 2021. Accordingly, the only prior period recast with respect to the 2021 Equity Event was the second quarter of 2021.
Calculation of Non-Compensation Expense Adjustments for Adjusted Earnings
Newmark’s calculation of pre-tax Adjusted Earnings excludes non-cash GAAP charges related to the following:
•Amortization of intangibles with respect to acquisitions.
•Amortization of mortgage servicing rights (which Newmark refers to as “MSRs”). Under GAAP, the Company recognizes OMSRs equal to the fair value of servicing rights retained on mortgage loans originated and sold. Subsequent to the initial recognition at fair value, MSRs are carried at the lower of amortized cost or fair value and amortized in proportion to the net servicing revenue expected to be earned. However, it is expected that any cash received with respect to these servicing rights, net of associated expenses, will increase Adjusted Earnings and Adjusted EBITDA in future periods.
•Various other GAAP items that management views as not reflective of the Company’s underlying performance for the given period, including non-compensation-related charges incurred as part of broad restructuring and/or cost savings plans. Such GAAP items may include charges for exiting leases and/or other long-term contracts as part of cost-saving initiatives, as well as non-cash impairment charges related to assets, goodwill and/or intangibles created from acquisitions.
Non-Cash Adjustment for Originated Mortgage Servicing Rights Revenue for Adjusted Earnings
Newmark's calculation of pre-tax Adjusted Earnings excludes non-cash GAAP gains attributable to OMSRs. Beginning in the fourth quarter of 2020, OMSRs are no longer included in non-compensation adjustments for Adjusted Earnings but instead shown as a separate line item in the Company's “Reconciliation of GAAP Net Income Available to Common Stockholders to Adjusted Earnings Before Noncontrolling Interests and Taxes and GAAP Fully Diluted EPS to Post-Tax Adjusted EPS”. This presentation has no impact on previously reported Adjusted Earnings.
Calculation of Other (income) losses for Adjusted Earnings and Adjusted EBITDA (Beginning in Third Quarter 2021, as Updated)
Adjusted Earnings calculations also exclude certain other non-cash, non-dilutive, and/or non-economic items, which may, in some periods, include:
•Unusual, one-time, non-ordinary or non-recurring gains or losses.
•Non-cash GAAP asset impairment charges.
•The impact of any unrealized non-cash mark-to-market gains or losses on “Other income (loss)” related to the variable share forward agreements with respect to Newmark’s expected receipt of the Nasdaq payments in 2021 and 2022 and the recently settled 2020 Nasdaq payment (the “Nasdaq Forwards”).

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•Mark-to-market adjustments for non-marketable investments.
•Certain other non-cash, non-dilutive, and/or non-economic items.
Due to the sale of Nasdaq’s U.S. fixed income business in the second quarter of 2021, the Nasdaq Earn-out and related Forward settlements were accelerated, less certain previously disclosed adjustments. Because these shares were originally expected to be received over a 15 year period ending in 2027, the Earn-out had been included in calculations of Adjusted Earnings and Adjusted EBITDA under Newmark's previous non-GAAP methodology. Due to the acceleration of the Earn-out and the Nasdaq Forwards, the Company now views results excluding certain items related to the Earn-out to be a better reflection of the underlying performance of Newmark’s ongoing operations. Therefore, beginning with the third quarter of 2021, other (income) losses for Adjusted Earnings and Adjusted EBITDA also excludes the impact of the below items. These items may collectively be referred to as the "Impact of Nasdaq".
•Realized gains related to the accelerated receipt on June 25, 2021 of Nasdaq shares.
•Realized gains or losses and unrealized mark-to-market gains or losses with respect to Nasdaq shares received prior to the Earn-out acceleration.
•The impact of any unrealized non-cash mark-to-market gains or losses on “Other income (loss)” related to the variable share forward agreements with respect to Newmark’s expected receipt of the Nasdaq payments in 2021 and 2022 and the recently settled 2020 Nasdaq payment (the “Nasdaq Forwards”). This item was historically excluded under the previous non-GAAP definitions.
•Other items related to the Earn-out.
Upon further consideration, Newmark's calculations of non-GAAP “Other income (loss)” will continue to include dividend income on Nasdaq shares, as these dividends contribute to cash flow and are generally correlated to Newmark's interest expense on short term borrowing against such shares. All other things being equal, as Newmark sells Nasdaq shares, both its interest expense and dividend income will decline.
METHODOLOGY FOR CALCULATING ADJUSTED EARNINGS TAXES
Although Adjusted Earnings are calculated on a pre-tax basis, Newmark also reports post-tax Adjusted Earnings to fully diluted shareholders. The Company defines post-tax Adjusted Earnings to fully diluted shareholders as pre-tax Adjusted Earnings reduced by the non-GAAP tax provision described below and net income (loss) attributable to noncontrolling interest for Adjusted Earnings.
The Company calculates its tax provision for post-tax Adjusted Earnings using an annual estimate similar to how it accounts for its income tax provision under GAAP. To calculate the quarterly tax provision under GAAP, Newmark estimates its full fiscal year GAAP income before noncontrolling interests and taxes and the expected inclusions and deductions for income tax purposes, including expected equity-based compensation during the annual period. The resulting annualized tax rate is applied to Newmark’s quarterly GAAP income before income taxes and noncontrolling interests. At the end of the annual period, the Company updates its estimate to reflect the actual tax amounts owed for the period.
To determine the non-GAAP tax provision, Newmark first adjusts pre-tax Adjusted Earnings by recognizing any, and only, amounts for which a tax deduction applies under applicable law. The amounts include charges with respect to equity-based compensation; certain charges related to employee loan forgiveness; certain net operating loss carryforwards when taken for statutory purposes; and certain charges related to tax goodwill amortization. These adjustments may also reflect timing and measurement differences, including treatment of employee loans; changes in the value of units between the dates of grants of exchangeability and the date of actual unit exchange; variations in the value of certain deferred tax assets; and liabilities and the different timing of permitted deductions for tax under GAAP and statutory tax requirements.
After application of these adjustments, the result is the Company’s taxable income for its pre-tax Adjusted Earnings, to which Newmark then applies the statutory tax rates to determine its non-GAAP tax provision. Newmark views the effective tax rate on pre-tax Adjusted Earnings as equal to the amount of its non-GAAP tax provision divided by the amount of pre-tax Adjusted Earnings.
Generally, the most significant factor affecting this non-GAAP tax provision is the amount of charges relating to equity-based compensation. Because the charges relating to equity-based compensation are deductible in accordance with applicable tax laws, increases in such charges have the effect of lowering the Company’s non-GAAP effective tax rate and thereby increasing its post-tax Adjusted Earnings.
Newmark incurs income tax expenses based on the location, legal structure, and jurisdictional taxing authorities of each of its subsidiaries. Certain of the Company’s entities are taxed as U.S. partnerships and are subject to the Unincorporated Business Tax (“UBT”) in New York City. Any U.S. federal and state income tax liability or benefit related to the partnership income or loss, with the exception of UBT, rests with the unit holders rather than with the partnership entity. The Company’s consolidated financial statements include U.S. federal, state, and local income taxes on the Company’s allocable share of the U.S. results of operations. Outside of the U.S., Newmark is expected to operate principally through subsidiary corporations subject to local income taxes. For these reasons, taxes for Adjusted Earnings are expected to be presented to show the tax provision the consolidated Company would expect to pay if 100% of earnings were taxed at global corporate rates.
CALCULATIONS OF PRE- AND POST-TAX ADJUSTED EARNINGS PER SHARE

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Newmark’s pre-tax Adjusted Earnings and post-tax Adjusted Earnings per share calculations assume either that:
•The fully diluted share count includes the shares related to any dilutive instruments, but excludes the associated expense, net of tax, when the impact would be dilutive; or
•The fully diluted share count excludes the shares related to these instruments, but includes the associated expense, net of tax.
The share count for Adjusted Earnings excludes certain shares and share equivalents expected to be issued in future periods but not yet eligible to receive dividends and/or distributions. Each quarter, the dividend payable to Newmark’s stockholders, if any, is expected to be determined by the Company’s Board of Directors with reference to a number of factors, including post-tax Adjusted Earnings per share. Newmark may also pay a pro-rata distribution of net income to limited partnership units, as well as to Cantor for its noncontrolling interest. The amount of this net income, and therefore of these payments per unit, would be determined using the above definition of Adjusted Earnings per share on a pre-tax basis.
The declaration, payment, timing, and amount of any future dividends payable by the Company will be at the discretion of its Board of Directors using the fully diluted share count. In addition, the non-cash preferred dividends are excluded from Adjusted Earnings per share as Newmark expected to redeem the related exchangeable preferred limited partnership units (“EPUs”) with Nasdaq shares. For more information on any share count adjustments, see the table of Exhibit 99.1 to this Current Report on Form 8-K and/or the Company’s most recent financial results press release titled “Fully Diluted Weighted-Average Share Count for GAAP and Adjusted Earnings.”
MANAGEMENT RATIONALE FOR USING ADJUSTED EARNINGS
Newmark’s calculation of Adjusted Earnings excludes the items discussed above because they are either non-cash in nature, because the anticipated benefits from the expenditures are not expected to be fully realized until future periods, or because the Company views results excluding these items as a better reflection of the underlying performance of Newmark’s ongoing operations. Management uses Adjusted Earnings in part to help it evaluate, among other things, the overall performance of the Company’s business, to make decisions with respect to the Company’s operations, and to determine the amount of dividends payable to common stockholders and distributions payable to holders of limited partnership units. Dividends payable to common stockholders and distributions payable to holders of limited partnership units are included within “Distributions to stockholders” and “Earnings distributions to limited partnership interests and noncontrolling interests,” respectively, in our unaudited, condensed, consolidated statements of cash flows.
The term “Adjusted Earnings” should not be considered in isolation or as an alternative to GAAP net income (loss). The Company views Adjusted Earnings as a metric that is not indicative of liquidity, or the cash available to fund its operations, but rather as a performance measure. Pre- and post-tax Adjusted Earnings, as well as related measures, are not intended to replace the Company’s presentation of its GAAP financial results. However, management believes that these measures help provide investors with a clearer understanding of Newmark’s financial performance and offer useful information to both management and investors regarding certain financial and business trends related to the Company’s financial condition and results of operations. Management believes that the GAAP and Adjusted Earnings measures of financial performance should be considered together.
For more information regarding Adjusted Earnings, see the sections of Exhibit 99.1 to this Current Report on Form 8-K and/or the Company’s most recent financial results press release titled “Reconciliation of GAAP Income to Adjusted Earnings and GAAP Fully Diluted EPS to Post-tax Adjusted EPS”, including the related footnotes, for details about how Newmark’s non-GAAP results are reconciled to those under GAAP.
ADJUSTED EBITDA DEFINED
Newmark also provides an additional non-GAAP financial performance measure, “Adjusted EBITDA”, which it defines as GAAP “Net income (loss) available to common stockholders”, adjusted for the following items:
•Net income (loss) attributable to noncontrolling interest.
•Provision (benefit) for income taxes.
•OMSR revenue.
•MSR amortization.
•Compensation charges related to OMSRs.
•Other depreciation and amortization.
•Equity-based compensation and allocations of net income to limited partnership units and FPUs.
•Various other GAAP items that management views as not reflective of the Company’s underlying performance for the given period. These may include compensation-related items with respect to cost-saving initiatives, such as severance charges incurred in connection with headcount reductions as part of broad restructuring and/or cost savings plans; charges for exiting leases and/or other long-term contracts as part of cost-saving initiatives; and non-cash impairment charges related to assets, goodwill and/or intangibles created from acquisitions.
•Other non-cash, non-dilutive, and/or non-economic items, which may, in certain periods, include the impact of any unrealized non-cash mark-to-market gains or losses on “other income (loss)” related to the variable share forward

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agreements with respect to Newmark’s expected receipt of the Nasdaq payments in 2021 and 2022 and the recently settled 2020 Nasdaq payment (the “Nasdaq Forwards”), as well as mark-to-market adjustments for non-marketable investments.
•Interest expense.
Beginning with the third quarter of 2021, calculation of Adjusted EBITDA excludes the Impact of Nasdaq and the Impact of the 2021 Equity Event, (Together, the "Impact of Nasdaq and the 2021 Equity Event") which are defined above.
Newmark’s calculation of Adjusted EBITDA excludes certain items discussed above because they are either non-cash in nature, because the anticipated benefits from the expenditures are not expected to be fully realized until future periods, or because the Company views excluding these items as a better reflection of the underlying performance Newmark’s ongoing operations. The Company’s management believes that its Adjusted EBITDA measure is useful in evaluating Newmark’s operating performance, because the calculation of this measure generally eliminates the effects of financing and income taxes and the accounting effects of capital spending and acquisitions, which would include impairment charges of goodwill and intangibles created from acquisitions. Such items may vary for different companies for reasons unrelated to overall operating performance. As a result, the Company’s management uses this measure to evaluate operating performance and for other discretionary purposes. Newmark believes that Adjusted EBITDA is useful to investors to assist them in getting a more complete picture of the Company’s financial results and operations.
Since Newmark’s Adjusted EBITDA is not a recognized measurement under GAAP, investors should use this measure in addition to GAAP measures of net income when analyzing Newmark’s operating performance. Because not all companies use identical EBITDA calculations, the Company’s presentation of Adjusted EBITDA may not be comparable to similarly titled measures of other companies. Furthermore, Adjusted EBITDA is not intended to be a measure of free cash flow or GAAP cash flow from operations because the Company’s Adjusted EBITDA does not consider certain cash requirements, such as tax and debt service payments.
For more information regarding Adjusted EBITDA, see the section of Exhibit 99.1 to this Current Report on Form 8-K and/or the Company’s most recent financial results press release titled “Reconciliation of GAAP Income to Adjusted EBITDA”, including the related footnotes, for details about how Newmark’s non-GAAP results are reconciled to those under GAAP EPS.
TIMING OF OUTLOOK FOR CERTAIN GAAP AND NON-GAAP ITEMS
Newmark anticipates providing forward-looking guidance for GAAP revenues and for certain non-GAAP measures from time to time. However, the Company does not anticipate providing an outlook for other GAAP results. This is because certain GAAP items, which are excluded from Adjusted Earnings and/or Adjusted EBITDA, are difficult to forecast with precision before the end of each period. The Company therefore believes that it is not possible for it to have the required information necessary to forecast GAAP results or to quantitatively reconcile GAAP forecasts to non-GAAP forecasts with sufficient precision without unreasonable efforts. For the same reasons, the Company is unable to address the probable significance of the unavailable information. The relevant items that are difficult to predict on a quarterly and/or annual basis with precision and may materially impact the Company’s GAAP results include, but are not limited, to the following:
•Certain equity-based compensation charges that may be determined at the discretion of management throughout and up to the period-end.
•Unusual, one-time, non-ordinary, or non-recurring items.
•The impact of gains or losses on certain marketable securities, as well as any gains or losses related to associated mark-to- market movements and/or hedging. These items are calculated using period-end closing prices.
•Non-cash asset impairment charges, which are calculated and analyzed based on the period-end values of the underlying assets. These amounts may not be known until after period-end.
•Acquisitions, dispositions, and/or resolutions of litigation, which are fluid and unpredictable in nature.
LIQUIDITY DEFINED
Newmark may also use a non-GAAP measure called “liquidity”. The Company considers liquidity to be comprised of the sum of cash and cash equivalents, marketable securities, and reverse repurchase agreements (if any), less securities lent out in securities loaned transactions and repurchase agreements. The Company considers liquidity to be an important metric for determining the amount of cash that is available or that could be readily available to the Company on short notice. For more information regarding liquidity, see the section of Exhibit 99.1 to this Current Report on Form 8-K and/or the Company’s most recent financial results press release titled “Liquidity Analysis”, including any related footnotes, for details about how Newmark’s non-GAAP results are reconciled to those under GAAP.

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NEWMARK GROUP, INC.
RECONCILIATION OF GAAP NET INCOME AVAILABLE TO COMMON STOCKHOLDERS TO ADJUSTED EARNINGS
BEFORE NONCONTROLLING INTERESTS AND TAXES AND GAAP FULLY DILUTED EPS TO POST-TAX ADJUSTED EPS
(in thousands, except per share data)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
GAAP net income available to common stockholders	$128,549	$75,349	$601,398	$83,841
Provision for income taxes (1)	53,811	33,272	206,572	38,158
Net income attributable to noncontrolling interests (2)	34,707	24,176	191,627	30,563
GAAP income before income taxes and noncontrolling interests	$217,067	$132,797	$999,597	$152,562

Pre-tax adjustments:
Compensation adjustments:
Equity-based compensation and allocations of net income to limited partnership units and FPUs (3)	33,963	50,769	315,743	74,544
Other compensation adjustments (4)	16,491	5,147	207,142	7,555
Total Compensation adjustments	50,454	55,916	522,885	82,099

Non-Compensation adjustments:
Amortization of intangibles (5)	2,416	1,744	6,503	5,053
MSR amortization (6)	20,103	22,601	57,854	85,937
Other non-compensation adjustments (7)	5,461	1,585	15,014	(9,359)
Total Non-Compensation expense adjustments	27,980	25,930	79,371	81,631

Non-cash adjustment for OMSR revenue (8)	(33,644)	(60,947)	(88,175)	(132,423)

Other (income) loss, net
Other non-cash, non-dilutive, and/or non-economic items and Nasdaq (9)	(101,245)	(116,134)	(1,185,835)	(84,932)
Total Other (income) loss, net	(101,245)	(116,134)	(1,185,835)	(84,932)

Total pre-tax adjustments	(56,455)	(95,235)	(671,754)	(53,625)

Adjusted Earnings before noncontrolling interests and taxes ("Pre-tax Adjusted Earnings")	$160,612	$37,562	$327,843	$98,937

GAAP net income available to common stockholders	$128,549	$75,349	$601,398	$83,841
Allocations of net income to noncontrolling interests (10)	33,748	24,185	189,261	29,904
Total pre-tax adjustments (from above)	(56,455)	(95,235)	(671,754)	(53,625)
Income tax adjustment to reflect Adjusted Earnings taxes (1)	23,330	27,638	147,546	23,375

Post-tax Adjusted Earnings to fully diluted shareholders ("Post-tax Adjusted Earnings")	$129,172	$31,937	$266,451	$83,495
Per Share Data:
GAAP fully diluted earnings per share (11)	$0.63	$0.39	$3.06	$0.41

Allocation of net income to noncontrolling interests	—	—	(0.01)	—
Exchangeable preferred limited partnership units non-cash preferred dividends	—	0.01	0.02	0.02
Total pre-tax adjustments (from above)	(0.22)	(0.36)	(2.51)	(0.20)
Income tax adjustment to reflect adjusted earnings taxes	0.09	0.10	0.55	0.09
Other	(0.10)	(0.02)	(0.12)	—

Post-tax Adjusted Earnings Per Share ("Adjusted Earnings EPS")	$0.50	$0.12	$1.00	$0.32
Pre-tax adjusted earnings per share	$0.62	$0.14	$1.23	$0.37

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Total Other (income) loss, net	$(101,245)	$(116,134)	$(1,185,835)	$(84,932)
Fully diluted weighted-average shares of common stock outstanding	$257,791	$266,793	$267,268	$265,104

Notes to the above table:

(1) Newmark’s GAAP provision (benefit) for income taxes is calculated based on an annualized methodology. Newmark includes additional tax-deductible items when calculating the provision (benefit) for taxes with respect to Adjusted Earnings using an annualized methodology. These include tax-deductions related to equity-based compensation, and certain net-operating loss carryforwards. The adjustment in the tax provision to reflect Adjusted Earnings is shown below (in millions):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
GAAP provision for (benefit from) income taxes	$53.8	$33.3	$206.6	$38.2
Income tax adjustment to reflect Adjusted Earnings	(23.3)	(27.7)	(147.5)	(23.4)
Provision for income taxes for Adjusted Earnings	$30.5	$5.6	$59.1	$14.8
(2) Primarily represents Cantor’s pro-rata portion of Newmark's net income and the noncontrolling portion of Newmark's net income in subsidiaries which are not wholly owned.
(3) The components of equity-based compensation and allocations of net income to limited partnership units and FPUs are as follows (in millions):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Issuance of common stock and exchangeability expenses	$14.4	$13.2	$298.2	$21.7
Allocations of net income (loss)	13.2	29.2	38.1	30.8
Limited partnership units amortization	2.3	4.9	(32.1)	12.8
RSU Amortization Expense	4.1	3.5	11.6	9.2
Equity-based compensation and allocations of net income to limited partnership units and FPUs	$34.0	$50.8	$315.8	$74.5
(4) Includes compensation expenses related to severance charges as a result of the cost savings initiatives of $0.2 million and $2.0 million for the three months ended September 30, 2021 and 2020, respectively, and $2.3 million and $4.0 million for the nine months ended September 30, 2021 and 2020, respectively. Also includes commission charges related to non-cash GAAP gains attributable to OMSR revenues of $0.4 million and $1.4 million for the three and nine months ended September 30, 2021, respectively, and $2.9 million and $3.5 million for the three and nine months ended September 30, 2020. For the three and nine months ended September 30, 2021, includes $16.0 million and $203.8 million, respectively, related to the 2021 Equity Event.
(5) Includes Non-cash GAAP charges related to the amortization of intangibles with respect to acquisitions.
(6) Adjusted Earnings calculations exclude non-cash GAAP amortization of mortgage servicing rights (which Newmark refers to as “MSRs”). Subsequent to the initial recognition at fair value, MSRs are carried at the lower of amortized cost or fair value and amortized in proportion to the net servicing revenue expected to be earned. However, it is expected that any cash received with respect to these servicing rights, net of associated expenses, will increase Adjusted Earnings in future periods.

(7) For the three months and nine months ended September 30, 2021 includes $3.0 million and $12.0 million, respectively of charges the company does not consider a part of its ongoing operations. Includes $1.6 million and $3.5 million and of charges the Company does not consider a part of its ongoing operations for the three and nine months ended September 30, 2020, respectively. Includes legal settlements for $2.5 million and $3.0 million for the three and for the nine months ended September 30, 2021, respectively. September 30, 2020 includes $12.8 million of acquisitions earnout reversals.

(8) Adjusted Earnings calculations exclude non-cash GAAP gains attributable to originated mortgage servicing rights (which Newmark refers to as "OMSRs"). Under GAAP, Newmark recognizes OMSRs equal to the fair value of servicing rights retained on mortgage loans originated and sold.

(9) The components of non-cash, non-dilutive, non-economic items are as follows (in millions):

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	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Nasdaq Impact	$(73.2)	$(121.9)	$(1,167.7)	$(119.7)
Realized gain on investment	(27.8)	—	(27.8)	—
Mark-to-market (gains)/losses on non-marketable investments, net	—	—	(2.5)	26.8
Asset impairment	(0.2)	5.8	12.2	7.1
Contingent consideration and other expenses	—	0.0	0.0	0.9
	$(101.2)	$(116.1)	$(1,185.8)	$(84.9)
(10) Excludes the noncontrolling portion of Newmark's net income in subsidiaries which are not wholly owned.
(11) Includes a reduction for dividends on preferred stock or exchangeable preferred partnership units of $0.0 million and $6.2 million for the three months and nine months ended September 30, 2021, respectively, and $3.2 million and $8.1 million for the three and nine months ended September 30, 2020, respectively. (see Note 1 - and Basis of Presentation" in the Company's most recently filed Form 10-Q or Form 10-K.)

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NEWMARK GROUP, INC.
RECONCILIATION OF GAAP NET INCOME (LOSS) AVAILABLE TO COMMON STOCKHOLDERS TO ADJUSTED EBITDA
(in thousands)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
GAAP net income available to common stockholders	$128,549	$75,349	$601,398	$83,841
Adjustments:
Net income attributable to noncontrolling interests (1)	34,707	24,176	191,627	30,563
Provision for income taxes	53,811	33,272	206,572	38,158
OMSR revenue (2)	(33,644)	(60,947)	(88,175)	(132,423)
MSR amortization (3)	20,103	22,601	57,854	85,937
Other depreciation and amortization (4)	8,780	7,023	22,950	18,673
Equity-based compensation and allocations of net income to limited partnership units and FPUs (5)	33,963	50,769	315,743	74,544
Other adjustments (6)	3,262	5,642	15,264	(3,192)
Other non-cash, non-dilutive, non-economic items and Nasdaq (7)	(85,271)	(116,134)	(982,049)	(84,932)
Interest expense	10,276	11,244	30,891	33,904
Adjusted EBITDA ("AEBITDA")	$174,536	$52,995	$372,075	$145,073

(1) Primarily represents Cantor and/or BGC’s pro-rata portion of Newmark's net income and the noncontrolling portion of Newmark's net income in subsidiaries which are not wholly owned.
(2) Non-cash gains attributable to originated mortgage servicing rights.
(3) Non-cash amortization of mortgage servicing rights in proportion to the net servicing revenue expected to be earned.
(4) Includes fixed asset depreciation of $6.3 million and $5.3 million for the three months ended September 30, 2021 and 2020, respectively and $16.6 million and $13.6 million for the nine months ended September 30, 2021 and 2020, respectively. Also includes intangible asset amortization and impairments related to acquisitions of $2.4 million and $1.7 million for the three months ended September 30, 2021 and 2020, respectively, and $6.5 million and $5.1 million for the nine months ended September 30, 2021 and 2020, respectively.
(5) Please refer to Footnote 3 under Reconciliation of GAAP Net Income (Loss) Available to Common Stockholders to Adjusted Earnings Before Noncontrolling Interests and GAAP Fully Diluted EPS to Post-tax Adjusted EPS for additional information about the components of "Equity-based compensation and allocations of net income to limited partnership units and FPUs".
(6) The components of other adjustments are as follows (in millions):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Severance charges	$0.2	$2.3	$2.0	$4.0
Assets impairment not considered a part of ongoing operations	2.7	0.5	11.9	2.1
Commission charges related to non-GAAP gains Attributable to OMSR revenues	0.4	2.9	1.3	3.5
Acquisition earnout reversal	$—	$—	$—	$(12.8)
	$3.3	$5.6	$15.3	$(3.2)
(7) Please refer to Footnote 9 under Reconciliation of GAAP Net Income (Loss) Available to Common Stockholders to Adjusted Earnings Before Noncontrolling Interests and Taxes and GAAP Fully Diluted EPS to Post-tax Adjusted EPS for additional information about the components of Other non-cash, non-dilutive, non-economic items".

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NEWMARK GROUP, INC.
FULLY DILUTED WEIGHTED-AVERAGE SHARE COUNT
FOR GAAP AND ADJUSTED EARNINGS
(in thousands)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020

Common stock outstanding	199,412	179,501	189,316	178,527
Limited partnership units	—	58,959	—	57,972
Cantor units	—	22,720	—	22,807
Founding partner units	—	5,233	—	5,314
RSUs	4,697	155	3,816	254
Other	1,172	225	1,188	231

Fully diluted weighted-average share count for GAAP	205,281	266,793	194,320	265,104

Adjusted Earnings Adjustments:
Common stock outstanding	—	—	—	—
Limited partnership units	24,383	—	44,901	—
Cantor units	23,679	—	23,695	—
Founding partner units	4,448	—	4,352	—
RSUs	—	—	—	—
Other	—	—	—	—

Fully diluted weighted-average share count for Adjusted Earnings	257,791	266,793	267,268	265,104

NEWMARK GROUP, INC.
LIQUIDITY ANALYSIS
(in thousands)
(unaudited)
	September 30,	December 31,
	2021	2020
Cash and cash equivalents	$170,752	$191,448
Marketable securities (1)	536,154	33,283
Securities loaned	$(140,000)	$(33,278)
Total	$566,906	$191,453

(1) Undrawn availability on the Credit Facility was $465.0 million and $325.0 million as of September 30, 2021 and as of December 31, 2020, respectively.

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ABOUT NEWMARK
Newmark Group, Inc. (Nasdaq: NMRK), together with its subsidiaries (“Newmark”), is a world leader in commercial real estate, seamlessly powering every phase of the property life cycle. Newmark’s comprehensive suite of services and products is uniquely tailored to each client, from owners to occupiers, investors to founders, and startups to blue-chip companies. Combining the platform’s global reach with market intelligence in both established and emerging property markets, Newmark provides superior service to clients across the industry spectrum. Newmark generated revenues in excess of $2.5 billion for the trailing twelve months ending September 30, 2021. Newmark’s company-owned offices, together with its business partners, operate from over 160 offices with approximately 6,200 professionals around the world. To learn more, visit nmrk.com or follow @newmark.
DISCUSSION OF FORWARD-LOOKING STATEMENTS ABOUT NEWMARK
Statements in this document regarding Newmark that are not historical facts are "forward-looking statements" that involve risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements. These include statements about the effects of the COVID-19 pandemic on the Company's business, results, financial position, liquidity and outlook, which may constitute forward-looking statements and are subject to the risk that the actual impact may differ, possibly materially, from what is currently expected. Except as required by law, Newmark undertakes no obligation to update any forward-looking statements. For a discussion of additional risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see Newmark's Securities and Exchange Commission filings, including, but not limited to, the risk factors and Special Note on Forward-Looking Information set forth in these filings and any updates to such risk factors and Special Note on Forward-Looking Information contained in subsequent reports on Form 10-K, Form 10-Q or Form 8-K.
MEDIA CONTACT:
Karen Laureano-Rikardsen
+1 212-829-4975
INVESTOR CONTACT:
Jason McGruder
+1 212-829-7124

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